609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com	Facsimile: +1 713 836 3601

June 21, 2024
Summit Midstream Partners, LP
910 Louisiana Street, Suite 4200
Houston, Texas 77002
Ladies and Gentlemen:
We are issuing this opinion in our capacity as special legal counsel to Summit Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the preparation of the Registration Statement on Form S-8 (as amended or supplemented, the “Registration Statement”) to be filed by the Partnership with the Securities and Exchange Commission (the “Commission”) on or about the date hereof. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), by the Partnership of the offer of an aggregate of up to 750,000 common units representing limited partner interests of the Partnership (“Common Units”) that may be issued from time to time pursuant to the Summit Midstream Partners, LP 2022 Long-Term Incentive Plan (as amended from time to time, the “Plan”).
For purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Partnership, (ii) minutes and records of the corporate proceedings of the Partnership with respect to the Registration Statement, (iii) the Plan, and (iv) the Registration Statement and the exhibits thereto.
For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Partnership, and the due authorization, execution and delivery of all documents by the parties thereto other than the Partnership. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Partnership.
Based upon and subject to the assumptions, qualifications and limitations identified in this opinion, we are of the opinion that the Common Units have been duly authorized, and, when issued pursuant to and in accordance with the Plan, the Common Units will be validly issued, fully paid and nonassessable.
Our advice on every legal issue addressed in this opinion is based exclusively on the Revised Uniform Limited Partnership Act of the State of Delaware (the “DRULPA”).
For purposes of rendering our opinions expressed above, we have assumed that (i) the Registration Statement remains effective during the offer and issuance of the Common Units, (ii) at the time of the issuance and delivery of each Common Unit (x) there will not have occurred any change in law affecting the validity, legally binding character or enforceability of such Common Unit and (y) the issuance and delivery of such Common Unit,

Austin Bay Area Beijing Boston Brussels Chicago Dallas Hong Kong London Los Angeles Miami Munich New York Paris Riyadh Salt Lake City Shanghai Washington, D.C.

Summit Midstream Partners, LP June 21, 2024 Page 2

the terms of such Common Unit and compliance by the Partnership with the terms of such Common Unit will not violate any applicable law, any agreement or instrument then binding upon the Partnership or any restriction imposed by any court or governmental body having jurisdiction over the Partnership.
We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Common Units.
This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date that the Registration Statement becomes effective under the Act, and we assume no obligation to revise or supplement this opinion should the DRULPA be changed by legislative action, judicial decision or otherwise after the date hereof.
This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
Very truly yours,
/s/ Kirkland & Ellis LLP
KIRKLAND & ELLIS LLP